Exhibit 99.1

Contact:         Barbara Bower
Derek McClain
Trammell Crow Company
(214) 863-3000

FOR IMMEDIATE RELEASE

TRAMMELL CROW COMPANY REPORTS FINANCIAL RESULTS

FOR FIRST QUARTER OF 2005

Revenue Momentum Continues

DALLAS, Texas, April 28, 2005 — Trammell Crow Company (NYSE:TCC), one of the world’s largest diversified commercial real estate services companies, today announced its financial results for the quarter ended March 31, 2005.

Consolidated Results

Diluted earnings per share for the first quarter of 2005 were $0.06, equal to diluted EPS for the first quarter of 2004.  Revenues for the first quarter of 2005 totaled $179.9 million, up 13% from revenues of $158.5 million for the corresponding quarter of 2004.  Net income for the first quarter of 2005 was $2.1 million, also flat with net income for the first quarter of 2004.  EBITDA was $7.3 million for the first quarter of 2005, compared with EBITDA of $7.8 million for the first quarter of 2004.

Commenting on the quarter, Robert Sulentic, the company’s Chairman and Chief Executive Officer, noted, “We are very pleased with our results for the first quarter of the year. The strong revenue and profit growth of our Global Services business fueled our first quarter.  In our Development and Investment business, the fundamentals appear strong, as our “in process” development inventory was up more than $500 million from year-end, increasing to $3.1 billion.  We regard these dynamics as very favorable signals concerning the continuation of the positive trends we noted in commenting on our full year 2004 results.”

Segment Results

Global Services segment revenues increased 13% from $149.7 million for the first quarter of 2004 to $169.2 million for the first quarter of 2005.  The segment posted income before income taxes of $5.6 million for the first quarter of 2005 compared to a loss before income taxes of $0.2 million for the first quarter of the prior year.  Global Services EBITDA increased from $2.7 million in 2004’s first quarter to $7.7 million in the first quarter of 2005.

Mr. Sulentic noted, “Our Global Services segment continued to exhibit strong revenue momentum during the first quarter.  Revenues from services provided to user customers were up 15% from last year’s first quarter, reflecting our success in landing new outsourcing business in 2004.  Revenues from facilities management and corporate advisory services were each up approximately 9%, and project management services revenues were up 41% - this on the heels of our 40% growth in full-year revenues from project management from 2003 to 2004.  Revenues from services provided to investor customers increased 10% from the first quarter of 2004, with brokerage up 25%.  Our success in growing and improving our brokerage force is showing up in our corporate advisory services and brokerage revenues.”

The Development and Investment segment posted a loss before income taxes of $2.3 million for the first quarter of 2005, down from income before income taxes of $3.8 million for the first quarter of 2004.  Segment revenues increased by approximately $1.9 million from the first quarter of 2004, but the change in the level of project sales was felt in the segment’s income from investments in unconsolidated subsidiaries, which declined by approximately $7.2 million (pre-tax) from the first quarter of 2004.

With regard to the segment’s first quarter performance, Mr. Sulentic noted, “The Development and Investment segment’s first quarter unfolded much as expected.  On the heels of an extremely strong fourth quarter of 2004, we expected there to be few significant transaction closings in the first quarter.  Last year’s first quarter was an anomaly in that it is unusual for this segment – which usually produces the overwhelming majority of its profits in the second half of the year – to begin the year with such a large profit contribution.  More in line with our historical pattern, we expect this segment’s 2005 profit contribution to be concentrated toward the end of the year.”

Balance Sheet Commentary

At March 31, 2005, the company’s cash and cash equivalents were $38.5 million, and it had no outstanding borrowings under its line of credit.  As expected and consistent with the company’s historical seasonality of cash flow, the cash balance at the end of the first quarter was down sharply from the balance at year-end.  During the first quarter, the company made significant incentive compensation and tax payments on account of 2004 activity (totaling approximately $68.3 million), made distributions of year-end cash to minority partners resulting in a net decrease in minority interest of approximately $11.9 million, made new net investment in real estate (including increased investment in unconsolidated real estate subsidiaries) totaling approximately $13.8 million, invested $17.6 million of cash held in a wholly-owned captive insurance company in “available for sale securities” and completed $11.1 million of its previously announced $20 million stock repurchase program (fully completed after quarter-end).

Subsequent to quarter-end, the company announced its purchases of additional shares of Savills, plc, the company’s strategic alliance partner in Europe and Asia, thereby increasing its ownership stake in Savills from approximately 10% to 19.6% of the Ordinary Shares outstanding.  Funds for the purchases, totaling $91.3 (before commissions and other costs), will be borrowed under the company’s line of credit.

Outlook

Commenting on the outlook for the remainder of 2005, Mr. Sulentic said, “We feel very good about the continued revenue momentum in our Global Services business.  We believe the future is also very bright for our Development and Investment business.  While we continue to believe that a strong performance from the Development and Investment segment would be to achieve income before tax flat with 2004 (following a tripling of profit from 2003 to 2004), the growth of “in process” development is a very encouraging – and not unexpected – sign for this segment in the longer term.

“Our guidance for the full year 2005 (as modified by the statements we made earlier this week noting the expected accretive impact of our increased investment in Savills) remains unchanged.  Prior to the Savills stock purchase, we had indicated that going forward we are targeting organic long-term growth in diluted earnings per share averaging in the range of 20% but that it may be reasonable to expect growth at less than the targeted long-term average coming off of our 84% growth in EPS from 2003 to 2004.  In announcing our additional investment in Savills, we indicated that based on analysts’ consensus estimates of Savills’ 2005 earnings, we would expect our additional stake to result in an 8% to 10% increase in our earnings per share on an annualized basis.  We also noted that the actual accretive impact would be based on Savills’ actual results and other factors, including currency exchange rates, our actual borrowing costs and amortization of the portion of the purchase price attributable to finite-lived intangibles.”

At 11:00 a.m., Eastern Time, today, Mr. Sulentic and other members of company management will host a Webcast conference call to review the company’s first quarter results.  The call may be accessed via the Investor Relations section of Trammell Crow Company’s Web site at www.trammellcrow.com.  A replay of the call will also be accessible in the same manner through May 5th.

Founded in 1948, Trammell Crow Company is one of the largest diversified commercial real estate services companies in the world. Through its Global Services Group, the company provides building management, brokerage and project management services to both investors in and users of commercial real estate. Development and investment services are provided through the company’s Development and Investment Group.  In addition to its full service offices located throughout the United States, the company has offices in Canada, Europe, Asia and Latin/South America focused on the delivery of real estate services to corporate customers. The company delivers brokerage services outside the United States through strategic alliances with leading providers - in Europe and Asia, through Savills, plc, a leading property services company based in the United Kingdom; and in Canada, through JJ Barnicke, a leading Canadian real estate services provider. Trammell Crow Company is traded on the New York Stock Exchange under the ticker symbol “TCC” and is located on the World Wide Web at www.trammellcrow.com.

All references to “EBITDA” in this press release are to earnings before interest, income taxes, depreciation and amortization.  The statements of income and summarized segment data attached to this press release contain reconciliations of EBITDA to net income and income before income taxes.

Certain statements contained in this press release, including without limitation statements containing the words “believe,” “anticipate,” “forecast,” “will,” “may,” “expect,” “envision,” “project,” “budget,” “target,” “estimate,” “could,” “should,” “would,” “conceivable,” “intend,” “possible,” “foresee”, “look(ing) for,” “look to” and words of similar import, are forward-looking statements within the meaning of the federal securities laws.  Such forward-looking statements involve known and unknown risks, uncertainties and other matters which may cause the actual results, performance or achievements of the company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks, uncertainties and other matters include, but are not limited to (i) the timing of individual transactions, (ii) the ability of the company to identify, implement and maintain the benefit of cost reduction measures and achieve economies of scale, (iii) the ability of the company to compete effectively in the international arena, (iv) the ability of the company to retain its major customers and renew its contracts, (v) the ability of the company to attract new user and investor customers, (vi) the ability of the company to manage fluctuations in net earnings and cash flow which could result from the company’s participation as a principal in real estate investments, (vii) the company’s ability to continue to pursue its growth strategy, (viii) the company’s ability to pursue strategic acquisitions on favorable terms and manage challenges and issues commonly encountered as a result of those acquisitions, (ix) the company’s ability to compete in highly competitive national and local business lines and (x) the company’s ability to attract and retain qualified personnel in all areas of its business (particularly senior management).  In addition, the company’s ability to achieve certain anticipated results will be subject to other factors affecting the company’s business that are beyond the company’s control, including but not limited to general economic conditions (including the cost and availability of capital for investment in real estate and customers’ willingness to make real estate commitments), the effect of government regulation on the conduct of the company’s business and the threat of terrorism and acts of war.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The company disclaims any obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company’s expectation with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.  Reference is hereby made to the disclosures contained under the heading “Risk Factors” in “Item 1. Business” of the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005.

Reference in this press release to analysts’ consensus 2005 earnings estimates for Savills should not be considered an endorsement or confirmation of such estimates by the company.

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